Exhibit 99.1

Celcuity Inc. Reports Second Quarter 2025 Financial Results and Provides Corporate Update

-	Reported statistically significant and clinically meaningful improvement in both primary endpoints from the PIK3CA wild-type cohort of the Phase 3 VIKTORIA-1 trial

-	Hazard ratios and improvements in median progression-free survival (“PFS”) are unprecedented in HR+/HER2- advanced breast cancer (“ABC”)

-	Expect to submit a New Drug Application (“NDA”) for gedatolisib, based on data from the PIK3CA wild-type cohort, to the U.S. Food and Drug Administration (“FDA”) in the fourth quarter of 2025

-	Enrollment is ongoing in the PIK3CA mutant cohort of the Phase 3 VIKTORIA-1 trial and topline data readout is anticipated in the fourth quarter of 2025

-	First patient was dosed in Phase 3 VIKTORIA-2 clinical trial of gedatolisib as a first-line treatment for HR+/HER2- ABC

-	Reported clinical data from two early phase studies of gedatolisib in patients with metastatic castration resistant prostate cancer (“mCRPC”) and HER2+ metastatic breast cancer (“mBC”)

-	New patent for gedatolisib dosing regimen that extends patent exclusivity into 2042 was issued

-	Completed concurrent offerings of convertible notes, common stock and pre-funded warrants, with net proceeds of $286.5 million; on a proforma basis, the net proceeds of these offerings along with our cash, cash equivalents, and short-term investments of $168.4 million as of June 30, 2025, results in $455 million of cash, cash equivalents, and short-term investments as of the end of Q2 2025 and is expected to fund operations through 2027

-	Management to host webcast and conference call today, August 14, 2025, at 4:30 p.m. ET

MINNEAPOLIS, August 14, 2025 — Celcuity Inc. (Nasdaq: CELC), a clinical-stage biotechnology company pursuing development of targeted therapies for oncology, today announced financial results for the second quarter ended June 30, 2025 and other recent business developments.

“We have had an eventful past few months at Celcuity. Last month, we announced positive topline data from the PIK3CA wild-type cohort of the pivotal Phase 3 VIKTORIA-1 clinical trial, which showed unprecedented reduction in risk of disease progression or death and incremental improvement in progression free survival in patients with HR+/HER2- advanced breast cancer,” said Brian Sullivan, CEO and co-founder of Celcuity. “We believe topline data for both gedatolisib regimens from VIKTORIA-1 are potentially practice-changing. We are on track to submit the New Drug Application for gedatolisib, based on data from the PIK3CA wild-type cohort, later this year and to report topline data from the PIK3CA mutant cohort in the fourth quarter of 2025. Additionally, with our recent financing and our growing body of clinical data, we believe we are in a unique position to advance multiple potential blockbuster indications in breast and prostate cancer.”

Second Quarter 2025 Business Highlights and Other Recent Developments

●	In July 2025, the Company announced positive topline data for both primary endpoints of the PIK3CA wild-type cohort of the Phase 3 VIKTORIA-1 clinical trial that evaluated gedatolisib plus fulvestrant with and without palbociclib versus fulvestrant in patients with HR+/HER2- ABC whose disease had progressed on or after prior treatment with a CDK4/6 inhibitor. The efficacy results established several new milestones in the history of drug development for HR+/HER2- ABC.

○	The gedatolisib triplet (gedatolisib, fulvestrant and palbociclib) reduced the risk of disease progression or death by 76% compared to fulvestrant based on a hazard ratio (“HR”) of 0.24. The median PFS was 9.3 months with the gedatolisib triplet versus 2.0 months with fulvestrant, an incremental improvement of 7.3 months.

○	The gedatolisib doublet (gedatolisib and fulvestrant) reduced the risk of disease progression or death by 67% compared to fulvestrant based on a hazard ratio of 0.33. The median PFS was 7.4 months with the gedatolisib doublet versus 2.0 months with fulvestrant, an incremental improvement of 5.4 months.

○	Both gedatolisib regimens showed lower rates of hyperglycemia and stomatitis and the rate of discontinuation of all treatment due to a treatment-related adverse event (“AE”), was lower than was reported in a Phase 1b study in this patient population.

○	Full data from the PIK3CA wild-type cohort of the VIKTORIA-1 clinical trial will be presented at an upcoming medical conference later this year.

○	Celcuity expects to submit an NDA to the FDA in the fourth quarter of 2025 for gedatolisib based on data from the PIK3CA wild-type cohort.

○	Enrollment is ongoing in the PIK3CA mutant cohort of the VIKTORIA-1 trial and remains on track to report topline data by the end of 2025.

●	In July 2025, the first patient was dosed in VIKTORIA-2, a Phase 3 clinical trial evaluating gedatolisib plus a CDK4/6 inhibitor and fulvestrant as a first-line treatment for patients with HR+/HER2- ABC who are endocrine therapy resistant.

●	In July 2025, the US Patent and Trademark Office issued a new patent for gedatolisib covering the dosing regimen used in the VIKTORIA-1 clinical trial, extending the patent exclusivity in the U.S. into 2042.

●	In July 2025, the Company conducted a concurrent public offering of 2.750% convertible senior notes due 2031, common stock and pre-funded warrants. The net proceeds from the offerings were $286.5 million, after deducting underwriting discounts and commissions and the Company’s estimated offering expenses.

●	In June 2025, the Phase 1b portion of the CELC-G-201 study reported positive topline data, and additional preliminary results will be presented at a medical conference later this year.

○	As of the May 30, 2025 data cut-off, the preliminary efficacy and safety analyses for the combined arms showed the six-month radiographic progression free survival rate was 66%, no patients discontinued treatment due to a treatment-related AE, and no dose reductions were required with gedatolisib or darolutamide.

●	In June 2025, the Company presented key efficacy and safety results from an investigator-sponsored Phase 2 clinical trial in 44 patients with HER2+/ PIK3CA mutated mBC, who were treated with gedatolisib plus standard doses of trastuzumab-pkrb, at the American Society of Clinical Oncologists meeting, which showed the objective response rate among all patients enrolled was 43%.

Second Quarter 2025 Financial Results

Unless otherwise stated, all comparisons are for the second quarter ended June 30, 2025, compared to the second quarter ended June 30, 2024.

Total operating expenses were $44.0 million for the second quarter of 2025, compared to $24.3 million for the second quarter of 2024.

Research and development (“R&D”) expenses were $40.2 million for the second quarter of 2025, compared to $22.5 million for the prior-year period. Of the approximately $17.7 million increase in R&D expenses, $6.6 million was related to increased employee and consulting expenses, $6.1 million was related to increased research and development costs primarily attributable to activities supporting our ongoing clinical trials, and $5.0 million is related to an anticipated development milestone payment under the license agreement with Pfizer.

General and administrative (“G&A”) expenses were $3.8 million for the second quarter of 2025, compared to $1.8 million for the prior-year period. Of the approximately $2.0 million increase in general and administrative expenses, $1.6 million was related to increased employee and consulting expenses. The remaining $0.4 million of the $2.0 million increase resulted from professional fees, expanding infrastructure and other administrative expenses.

Net loss for the second quarter of 2025 was $45.3 million, or $1.04 loss per share, compared to a net loss of $23.7 million, or $0.62 loss per share, for the second quarter of 2024. Non-GAAP adjusted net loss for the second quarter of 2025 was $40.5 million, or $0.93 loss per share, compared to non-GAAP adjusted net loss of $22.2 million, or $0.58 loss per share, for the second quarter of 2024. Non-GAAP adjusted net loss excludes stock-based compensation expense, non-cash interest expense, and non-cash interest income. Because these items have no impact on Celcuity’s cash position, management believes non-GAAP adjusted net loss better enables Celcuity to focus on cash used in operations. For a reconciliation of financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) to non-GAAP financial measures, please see the financial tables at the end of this press release.

Net cash used in operating activities for the second quarter of 2025 was $36.2 million, compared to $18.1 million for the second quarter of 2024.

At June 30, 2025, Celcuity reported cash, cash equivalents and short-term investments of $168.4 million. However, on a proforma basis, taking into account the net proceeds of the Celcuity’s financing activities in the third quarter, cash, cash equivalents, and short-term investments as of the end of Q2 2025 was $455 million, which, we believe, when including drawdowns on our debt facility, will fund operations through 2027.

Webcast and Conference Call Information

The Celcuity management team will host a webcast/conference call at 4:30 p.m. ET today to discuss the second quarter 2025 financial results and provide a corporate update. To participate in the teleconference, domestic callers should dial 1-800-717-1738 and international callers should dial 1-646-307-1865. A live webcast presentation can also be accessed using this weblink: https://viavid.webcasts.com/starthere.jsp?ei=1726762&tp_key=047c56f7b8. A replay of the webcast will be available on the Celcuity website following the live event.

About Celcuity

Celcuity is a clinical-stage biotechnology company pursuing development of targeted therapies for treatment of multiple solid tumor indications. The company’s lead therapeutic candidate is gedatolisib, a potent, pan-PI3K and mTORC1/2 inhibitor that comprehensively blockades the PAM pathway. Its mechanism of action and pharmacokinetic properties are differentiated from other currently approved and investigational therapies that target PI3Kα, AKT, or mTORC1 alone or together. A Phase 3 clinical trial, VIKTORIA-1, evaluating gedatolisib in combination with fulvestrant with or without palbociclib in patients with HR+/HER2- ABC has completed enrollment of and reported topline data for the PIK3CA wild-type cohort, and is currently enrolling patients for the PIK3CA mutant cohort. A Phase 1/2 clinical trial, CELC-G-201, evaluating gedatolisib in combination with darolutamide in patients with metastatic castration resistant prostate cancer, is ongoing. A Phase 3 clinical trial, VIKTORIA-2, evaluating gedatolisib plus a CDK4/6 inhibitor and fulvestrant as first-line treatment for patients with HR+/HER2- ABC is currently enrolling patients. More detailed information about Celcuity’s active clinical trials can be found at ClinicalTrials.gov . Celcuity is headquartered in Minneapolis. Further information about Celcuity can be found at www.celcuity.com . Follow us on LinkedIn and X .

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to the potential therapeutic benefits of gedatolisib; the size, design and timing of our clinical trials; our interpretation of topline clinical trial data; the market opportunity for gedatolisib; the ability of our data to support the filing of an NDA with the FDA; our expectations regarding the timing of and our ability to obtain and maintain FDA approval to commercialize gedatolisib; our strategy, marketing and commercialization plans, including the benefits of strategic decisions regarding studies and trials; other expectations with respect to gedatolisib ; our anticipated use of cash; and the strength of our balance sheet. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “confidence,” “encouraged,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. The forward-looking statements included in this press release are based on management’s current expectations and beliefs which are subject to a number of risks, uncertainties and factors, including that our topline results are based on a preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial; unforeseen delays in our clinical trials; unforeseen delays in our planned NDA for gedatolisib; our ability to obtain and maintain regulatory approvals to commercialize gedatolisib, and the market acceptance of gedatolisib; the development of therapies and tools competitive with gedatolisib; and our ability to access capital upon favorable terms. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2024, as such risks may be updated in our subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by these cautionary statements, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

View source version of release on GlobeNewswire.com

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

(763) 392-0123

ICR Healthcare

Patti Bank, patti.bank@icrhealthcare.com

(415) 513-1284

Celcuity Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$46,354	$22,515
Investments	122,032	212,589
Other current assets	14,718	9,467
Total current assets	183,104	244,571

Property and equipment, net	357	336
Operating lease right-of-use assets	131	216
Total Assets	$183,592	$245,123

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$11,158	$9,366
Operating lease liabilities	139	172
Accrued expenses	28,644	22,185
Total current liabilities	39,941	31,723
Operating lease liabilities	-	54
Note payable, non-current	99,276	97,727
Total Liabilities	139,217	129,504
Total Stockholders’ Equity	44,375	115,619
Total Liabilities and Stockholders’ Equity	$183,592	$245,123

Celcuity Inc.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Operating expenses:

Research and development	$40,222	$22,498	$72,449	$43,145
General and administrative	3,787	1,786	7,693	3,632
Total operating expenses	44,009	24,284	80,142	46,777
Loss from operations	(44,009)	(24,284)	(80,142)	(46,777)

Other (expense) income
Interest expense	(3,204)	(2,260)	(6,387)	(3,661)
Interest income	1,945	2,822	4,264	5,104
Other (expense) income, net	(1,259)	562	(2,123)	1,443
Net loss before income taxes	(45,268)	(23,722)	(82,265)	(45,334)
Income tax benefits	-	-	-	-
Net loss	$(45,268)	$(23,722)	$(82,265)	$(45,334)

Net loss per share, basic and diluted	$(1.04)	$(0.62)	$(1.90)	$(1.26)

Weighted average common shares outstanding, basic and diluted	43,663,364	38,444,163	43,359,748	36,028,109

Cautionary Statement Regarding Non-GAAP Financial Measures

This press release contains references to non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Management believes these non-GAAP financial measures are useful supplemental measures for planning, monitoring, and evaluating operational performance as they exclude stock-based compensation expense, non-cash interest expense, and non-cash interest income from net loss and net loss per share. Management excludes these items because they do not impact Celcuity’s cash position, which management believes better enables Celcuity to focus on cash used in operations. However, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP. As a result, management’s method of calculating non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may differ materially from the method used by other companies. Therefore, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may not be comparable to similarly titled measures presented by other companies. Investors are cautioned that non-GAAP adjusted net loss and non-GAAP adjusted net loss per share should not be construed as alternatives to net loss, net loss per share or other statements of operations data (which are determined in accordance with GAAP) as an indicator of Celcuity’s performance or as a measure of liquidity and cash flows.

Celcuity Inc.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss and

GAAP Net Loss Per Share to Non-GAAP Adjusted Net Loss Per Share

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

GAAP net loss	$(45,268)	$(23,722)	$(82,265)	$(45,334)
Adjustments:
Stock-based compensation
Research and development (1)	1,722	978	3,227	1,810
General and administrative (2)	982	432	1,921	932
Non-cash interest expense (3)	789	630	1,589	1,160
Non-cash interest income (4)	1,286	(485)	340	(639)
Non-GAAP adjusted net loss	$(40,489)	$(22,167)	$(75,188)	$(42,071)

GAAP net loss per share - basic and diluted	$(1.04)	$(0.62)	$(1.90)	$(1.26)
Adjustments to net loss:
Stock -based compensation
Research and development	0.04	0.02	0.08	0.05
General and administrative	0.02	0.01	0.04	0.03
Non-cash interest expense	0.02	0.02	0.04	0.03
Non-cash interest income	0.03	(0.01)	0.01	(0.02)
Non-GAAP adjusted net loss per share	$(0.93)	$(0.58)	$(1.73)	$(1.17)

Weighted average common shares outstanding, basic and diluted	43,663,364	38,444,163	43,359,748	36,028,109

(1)	To reflect a non-cash charge to operating expense for Research and Development stock-based compensation.
(2)	To reflect a non-cash charge to operating expense for General and Administrative stock-based compensation.
(3)	To reflect a non-cash charge to other expense for amortization of debt issuance and discount costs and PIK interest related to the issuance of a note payable.
(4)	To reflect a non-cash adjustment to other income for accretion on investments.